EXHIBIT 4(j)

                     ADMINISTRATION AND SERVICING AGREEMENT
                             DATED AUGUST 1, 2001,
                         AS AMENDED FEBRUARY 20, 2002

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                     ADMINISTRATION AND SERVICING AGREEMENT


     AGREEMENT made as of the 1st day of August, 2001, between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the state of Delaware and having a place of business in San Antonio, Texas (IMCO), and USAA MUTUAL FUND, INC., a corporation organized under the laws of the state of Maryland and having a place of business in San Antonio, Texas (the Company).

     WHEREAS, the Company is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the 1940 Act); and

     WHEREAS, the Company is authorized to issue shares of capital stock (the Shares) in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Company offers Shares in each of the classes identified in Exhibit A hereto (the Existing Funds) (such classes, together with all other classes subsequently established by the Company with respect to which the Company desires to retain IMCO to provide administrative and shareholder services hereunder and with respect to which IMCO is willing so to do, being herein collectively referred to as the Funds); and

     WHEREAS,   the  Company   desires  to  retain   IMCO  to  render   certain
administrative and shareholder services to the Company with respect to the Funds; and

     WHEREAS, IMCO is willing to perform such services:

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

     1. APPOINTMENT OF IMCO.

     (a) EXISTING FUNDS. The Company hereby appoints IMCO to act as administrator and shareholder servicing agent for the Existing Funds for the period and on the terms herein set forth. IMCO accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     (b) ADDITIONAL FUNDS. In the event that the Company desires to retain IMCO to render administrative and shareholder services hereunder with respect to any Fund other than an Existing Fund, it shall so notify IMCO in writing. If IMCO is willing to render such services it shall notify the Company in writing, whereupon the Company shall appoint IMCO to act as administrator and shareholder servicing agent for such Fund for the period and on the terms herein set forth, IMCO shall accept such appointment and agree to render the services herein set forth for the compensation herein provided.

     2. DUTIES OF IMCO.

     IMCO shall administer the affairs of the Company and provide shareholder-related services with respect to the Funds; provided, that IMCO shall not have any obligation to provide under this Agreement any services related to the distribution of Fund shares or any other services which are the subject of a separate

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agreement  or  arrangement  between the  Company  and IMCO with  respect to the
Funds. Subject to the foregoing, IMCO shall provide the following services and facilities to the Company:

     (a) OFFICE SPACE, EQUIPMENT AND FACILITIES. Furnish without cost to the Company, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Company's needs with respect to the Funds.

     (b) PERSONNEL. Provide, without remuneration from or other cost to the Company, the services of individuals competent to perform all of the Company's executive, administrative and clerical functions which are not performed by employees or other agents engaged by the Company or by IMCO acting in some other capacity pursuant to a separate agreement or arrangement with the Company with respect to the Funds.

     (c) AGENTS. Assist the Company in selecting and coordinating the activities of the other agents engaged by the Company with respect to the Funds, including the Company's transfer agent, custodian, independent auditors and legal counsel.

     (d) DIRECTORS AND OFFICERS. Authorize and permit IMCO's directors, officers and employees who may be elected or appointed as directors or officers of the Company to serve in such capacities, without remuneration from or other cost to the Company.

     (e) BOOKS AND RECORDS. Assure that all financial, accounting and other records required to be maintained and preserved by the Company with respect to the Funds are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

     (f) REGULATORY REPORTS AND FILINGS. Assist in the preparation of (but not pay for) all periodic reports by the Company with respect to the Funds and all reports and filings required to maintain the registration and qualification of the Company and the Shares, or to meet other regulatory or tax requirements applicable to the Funds under federal and state securities and tax laws.

     (g) BOARD REPORTS. Prepare and coordinate materials relating to the Funds to be presented to the Company's Board of Directors in preparation for its meetings.

     (h) FIDELITY BOND. Provide and maintain a bond issued by a reputable insurance company authorized to do business in the place where the bond is issued, against larceny and embezzlement covering each officer and employee of the Company who may singly or jointly with others have access to funds or securities of the Company, with direct or indirect authority to draw upon such funds or to direct generally the disposition of such funds. The bond shall be in such reasonable amount as a majority of the Board of Directors of the Company who are not officers or employees of the Company shall determine, with due consideration to the aggregate assets of the Company to which any such officer or employee may have access.

     (i) PURCHASES/REDEMPTIONS. Process and coordinate requests by shareholders of the Funds for the purchase and redemption of Shares of the Funds.

     (j) WIRE TRANSFERS. Coordinate and implement wire transfers in connection with the purchase and redemption of Fund Shares.

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     (k) EXCHANGE OFFERS. Execute orders under any offer of exchange offered by the Company involving concurrent purchases and redemptions of Shares of one or more Funds or Shares of other mutual funds within the USAA family of funds.

     (l) SHAREHOLDER INQUIRIES. Respond to shareholder inquiries requesting information regarding matters such as shareholder account or transaction status, net asset value of Fund shares, Fund performance, Fund services, plans and options, Fund investment policies, Fund portfolio holdings and Fund distributions and taxation thereof.

     (m)  SHAREHOLDER  COMMUNICATIONS.  Provide  services  in  connection  with
processing  shareholder  proxy  statements,   annual  and  semiannual  reports,
prospectuses and other Fund and/or Company communications with shareholders.

     (n) ACCOUNT INFORMATION. Furnish (either separately or on an integrated basis with other reports) monthly, quarterly and/or annual statements and confirmations of all account activity with respect to each Fund to Fund shareholders.

     (o) SHAREHOLDER COMPLAINTS. Respond to shareholder complaints and other correspondence directed to or brought to the attention of IMCO.

     (p) DELEGATION. Delegate, at its expense, some or all of its duties hereunder to other persons or entities approved by IMCO upon notice to the Company.

     (q) OTHER SERVICES. Provide such other services as the parties may from time to time agree in writing.

     3. ALLOCATION OF EXPENSES.

     Except for the services and facilities to be provided by IMCO set forth in paragraph 2 above and the services provided by IMCO set forth in any other Agreement between the Company and IMCO, the Company assumes and shall pay all expenses for all other Fund operations and activities and shall reimburse IMCO for any such expenses incurred by IMCO. The expenses to be borne by the Company shall include, without limitation:

     (a) the charges and expenses of any registrar, share transfer or dividend disbursing agent, custodian, or depository appointed by the Company for the safekeeping of a Fund's cash, portfolio securities and other property;

     (b) the charges and expenses of auditors;

     (c) brokerage commissions, if any, for transactions in the portfolio securities of the Funds;

     (d) all taxes, including issuance and transfer taxes, and fees payable by a Fund to federal, state or other governmental agencies;

     (e) the cost of share certificates representing Shares of a Fund;

     (f) fees involved in registering and maintaining registrations of the Company and of its Shares with the Securities and Exchange Commission and various states and other jurisdictions;

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     (g)  all  expenses  of  shareholders'  and  Directors'   meetings  and  of
preparing, printing and mailing proxy statements, quarterly reports, semiannual reports, annual reports and other communications (including prospectuses) to existing shareholders;

     (h) computation of each Fund's net asset value per Share, including the use of equipment or services to price or value the Fund's investment portfolio;

     (i) compensation and travel expenses of Directors who are not "interested persons" of the Company within the meaning of the 1940 Act;

     (j) the expense of furnishing or causing to be furnished to each shareholder of a Fund a statement of the shareholder's account, including the expense of mailing;

     (k) charges and expenses of legal counsel in connection with matters relating to the Funds, including, without limitation, legal services rendered in connection with the Funds' legal and financial structure and relations with its shareholders, issuance of Fund Shares, and registration and qualification of securities under federal, state and other laws;

     (l) membership or association dues for the Investment Company Institute or similar organizations;

     (m) interest payable on Fund borrowings; and

     (n) postage.

     4. ADMINISTRATION AND SHAREHOLDER SERVICING FEE.

     (a) For the services and facilities to be provided by IMCO as provided in paragraph 2 hereof, the Company shall pay to IMCO a monthly fee with respect to each Fund computed as set forth in Exhibit A hereto.

     (b) IMCO may from time to time and for such periods as it deems appropriate voluntarily waive fees or otherwise reduce its compensation hereunder.

     5. LIABILITY AND INDEMNIFICATION.

     IMCO shall exercise reasonable care in performing its services under this Agreement and shall not be liable to the Company for any action or inaction, except for any action or inaction constituting willful misfeasance, bad faith or negligence in the performance of its duties hereunder or the reckless disregard of such duties.

     The Company shall indemnify and hold IMCO and its officers, directors and employees harmless from and against any and all loss, cost, damage and expense (a Loss), including reasonable expenses for counsel, incurred by it resulting from any claim, demand, action or suit relating to the performance of its duties under this Agreement, or any action or omission by it in the performance of its duties hereunder; PROVIDED, HOWEVER, that this indemnification shall not apply to any Loss resulting from any action or inaction of IMCO constituting willful misconduct, bad faith or negligence in the performance of its duties or the reckless disregard of its duties under this Agreement. Prior to confessing any claim against it which may be the

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subject  of this  indemnification,  IMCO  shall  give  the  Company  reasonable opportunity to defend against said claim in its own name or in the name of IMCO.

     6. DURATION AND TERMINATION OF THIS AGREEMENT.

     (A) DURATION. This Agreement shall become effective as of the date first set forth above and unless terminated shall continue in force from year to year thereafter, but only so long as such continuance is specifically approved annually (a) by the Company's Board of Directors or by a vote of a majority of the Fund's outstanding voting securities (as that term is defined in the 1940
Act) and (b) by a majority of the Directors who are not parties to this Agreement or "interested persons" of any such party (as defined in the 1940 Act.)

     (b) TERMINATION. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Board of Directors of the Company or by vote of a majority of the outstanding shares (as defined in the 1940 Act), or by IMCO on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate upon its assignment by IMCO; provided, however, that IMCO may delegate its duties as provided in subparagraph (o) of paragraph 2 hereof.

     7. PRIOR AGREEMENT SUPERSEDED.

     This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties.

     8. SERVICES NOT EXCLUSIVE.

     The services of IMCO to the Company hereunder are not to be deemed exclusive, and IMCO shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.



USAA MUTUAL FUND, INC.                       USAA INVESTMENT MANAGEMENT
                                                COMPANY


By:   /s/ Christopher W.  Claus             By:    /s/ David G. Peebles
   --------------------------------            -----------------------------
Name:  Christopher W. Claus                 Name: David G. Peebles
Title:  President                           Title: Senior Vice President

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                                   EXHIBIT A

                           LISTING OF FUNDS AND FEES


              NAME OF FUND                                       FEE RATE

         Aggressive Growth Fund                                    0.25%
         Capital Growth Fund                                       0.15%
         First Start Growth Fund                                   0.15%
         Growth Fund                                               0.15%
         Growth & Income Fund                                      0.15%
         High-Yield Opportunities Fund                             0.15%
         Income Fund                                               0.15%
         Income Stock Fund                                         0.15%
         Intermediate-Term Bond Fund                               0.15%
         Money Market Fund                                         0.10%
         Science & Technology Fund                                 0.15%
         Short-Term Bond Fund                                      0.15%
         Small Cap Stock Fund                                      0.15%


     (a) The Company shall pay IMCO a fee for each Fund, payable monthly in arrears, computed as a percentage of the average net assets of the Fund for such month at the rate set forth in this Exhibit.

     (b) The "average net assets" of the Fund for any month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Fund, determined in accordance with procedures established from time to time by or under the direction of the Board of Directors of the Company, for each calendar day of such month, by (ii) the number of such days.




As amended February 20, 2002
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